Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-145934, 333-169552, and 333-208357) of Vail Resorts, Inc. of our report dated September 25, 2016 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.
/s/PricewaterhouseCoopers LLP
Denver, Colorado
September 25, 2016